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                                                                     EXHIBIT 5




March 15, 1995

Board of Directors
National City Bancshares, Inc.
227 Main Street
Evansville,  IN 47708

RE:  S-4 Registration Statement for 264,000 Shares of
     National City Bancshares, Inc.
     $3.33 1/3 Par Value Common Stock

Gentlemen:

We have acted as counsel to National City Bancshares, Inc. (the "Company") in connection with the preparation of its S-4 Registration Statement to be filed on or about March 20, 1995 with the Securities and Exchange Commission, for the purpose of registering shares of the Company to be issued to shareholders of White County Bank, Carmi, Illinois, pursuant to the terms and conditions of an Agreement and Plan of Reorganization dated December 12, 1994 (the "Agreement"). In connection with the filing of the Registration Statement, we are providing this opinion as to the shares to be registered under the Securities Act of 1933 and issued in connection with the Agreement.

We are of the opinion that the 264,000 shares of $3.33 1/3 par value common shares of the Company are duly authorized, and when issued in accordance with the terms of the Merger Agreements, will be validly issued, fully paid and nonassessable.

This opinion is intended solely for your use and other than its inclusion in the Registration Statement of the Company and referenced to it in the Prospectus issued in connection therewith, may not be quoted, circulated or copied without our express prior written consent.

Very truly yours,



Werner & Blank Co., L.P.A.